Exhibit 99.4

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form S-4 (the “Registration Statement”) of Delmar Bancorp, and any amendments thereto, as a person who is proposed to become a member of the Board of Directors of Delmar Bancorp in connection with the Agreement and Plan of Share Exchange, dated as of December 13, 2018, between Delmar Bancorp and Virginia Partners bank, and consents to the filing of this consent as an exhibit to the Registration Statement.

/s/ Lloyd B. Harrison, III
Lloyd B. Harrison, III

May 10, 2019